UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 12b-25
NOTIFICATION OF LATE FILING

Commission File Number: 811-
10149

(check one):   [  ] Form 10-K and
Form 10-KSB       [  ] Form 10-Q and
Form   10-QSB
               [  ] Form 20-F       [  ]
Form 11-K       [x ] Form N-SAR

For Period Ended: April 30, 2002

[ ] Transition Report on Form 10-K
             [ ] Transition Report on Form
20-F

[ ]  Transition Report on Form 11-K
             [ ] Transition Report on Form
10-Q

[ ]  Transition Report on Form N-SAR


For the Transition Period Ended:

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT
INFORMATION

PIC Technology Portfolio
Full Name of Registrant

-------------------------
Former Name if Applicable

300 North Lake Avenue
Address of Principal Executive Office
(Street and Number)

Pasadena, CA 91101
City, State and Zip Code
PART 11 - RULES 12b-25(b) and (c)
if the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[x ]  (a) The reasons described in
reasonable detail in Part III of this
form could not be eliminated without
unreasonable effort,or expense;

[ ]  (b) The subject annual report,
semi-annual report, transition report
on Form 10-K, Form 20-F, 11-K,
Form N-SAR, or portion thereof, will
be filed on or before the fifteenth
calendar day following the prescribed
due date; or the subject quarterly
report of transition report on Form
IO-Q, or portion thereof will be filed
on or before the fifth calendar day
following the prescribed due date;
and [ ]

(c) The accountant's statement or
other exhibit required by rule 12b-
25(c) has been attached if
applicable.

PART III - NARRATIVE

State below in reasonable detail the
reasons why the Form 10-K and
Form 10-KSB, 11-K, 20-F, IO-Q and
Form IO-QSB, N-SAR, or other
transition report or portion thereof,
could not be filed within the
prescribed period.

Waiting for financial  information.



PART IV - OTHER INFORMATION

(1)   Name and telephone number of
person to contact in regard to this
notification

Joy Ausili                          (626) 914 -
7385
(Name)                      (Area Code)
(Telephone Number)

(2)  Have all other periodic reports
required under    section 13 or 15(d)
of the Securities Exchange Act of
1934 or Section 30 of  the
Investment Company Act of 1940
during the preceding 12 months (or
for such shorter period that the
registrant was required to file such
reports), been filed. If answer is no,
identify report(s).

      [x ] YES     [ ] NO
(3)  Is it anticipated that any
significant change in results of
operations from the corresponding
period for the last fiscal year will be
reflected by the earnings statement
to be included in the subject report or
portion thereof?

     [ ] YES      [x ] NO

If so, attach an explanation of the
anticipated change, both narratively,
and, if appropriate, state the reasons
why a reasonable estimate of the
results cannot be made.

PIC Technology Portfolio
(Name of Registrant as Specified in
Charter)

has caused this notification to be
signed on its behalf by the
undersigned hereunto duly
authorized.


Date:     April 30, 2002
                    By:   /s/ Joy Ausili